Exhibit 10.32

SIXTH AMENDMENT TO EMPLOYMENT AND
NON-COMPETITION AGREEMENT

This Sixth Amendment is made on the 27th day of September 2011, by and between DAVID M. DeMEDIO (“DeMedio”), and USA TECHNOLOGIES, INC., a Pennsylvania corporation (“USA”).

Background

USA and DeMedio entered into an Employment And Non-Competition Agreement dated April 12, 2005, a First Amendment thereto dated May 11, 2006, a Second Amendment thereto dated March 13, 2007, a Third Amendment thereto dated September 22, 2008, a Fourth Amendment thereto dated April 14, 2011, and a Fifth Amendment dated as of July 1, 2011, and USA has issued a letter to DeMedio dated September 24, 2009 (collectively, the “Employment Agreement”). As more fully set forth herein, the parties desire to amend the Employment Agreement in certain respects.

Agreement

NOW, THEREFORE, in consideration of the covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.           Amendment.

A. Subsection (f) of SECTION 2. Compensation and Benefits of the Employment Agreement is hereby deleted and the following new subsection (f) substituted in its place:

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“(f) On the date of the execution and delivery by each of USA and DeMedio of this Sixth Amendment, USA shall issue to DeMedio 25,000 shares of Common Stock in recognition of DeMedio’s dedicated and valuable services rendered to USA during the second half of the fiscal year ended June 30, 2011. These shares shall be vest as follows: 8,333 on the date hereof; 8,333 on September 27, 2012; and 8,334 on September 27, 2013. The shares shall be issued pursuant to USA’s 2011 Stock Incentive Plan, and shall be registered under the Securities Act of 1933, as amended, pursuant to a Form S-8 Registration Statement.

DeMedio acknowledges that the issuance of the shares will represent taxable income to him and that he (and not USA) shall be responsible for the payment of any and all income or other taxes (including any withholding or payroll tax obligations of USA) attributable to the issuance of the shares. Not later than the business day following the date on which the shares are included in the taxable income of DeMedio, DeMedio shall satisfy USA’s withholding or payroll tax obligations in connection with such shares by either (a) the delivery by Herbert to USA of a cash payment equal to the amount of the withholding or payroll tax obligations, or (b) the assignment and transfer by DeMedio to USA of that number of shares of Common Stock (which may consist of the vested shares issued hereunder to DeMedio or any other shares of Common Stock owned by DeMedio) having a value equal to the withholding or payroll tax obligations required to be withheld by law, or (c) such other payment method that shall be satisfactory to USA.”

B. The following new paragraph shall be added after the third paragraph of the September 24, 2009 letter from USA to DeMedio:

“Effective as of September 27, 2011, you agree and acknowledge that the entire amount of any and all premiums to be paid by USA for the supplemental long-term disability policy covering you shall be includible as part of your taxable wages from USA, and shall be subject to appropriate withholding and payroll tax obligations.”

2.           Modification.  Except as otherwise specifically set forth in Paragraph 1, the Employment Agreement shall not be amended or modified in any respect whatsoever and shall continue in full force and effect.

3.           Effective Time.  The amendments to the Employment Agreement made in Paragraph 1 hereof shall be effective from and after the date hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment as of the day and year first above written.

/s/David M. DeMedio
DAVID M. DEMEDIO

USA TECHNOLOGIES, INC.

By:	/s/Stephen P. Herbert
Stephen P. Herbert,
President

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